SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Power Integrations, Inc.

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POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Power Integrations, Inc., a Delaware corporation. The meeting will be held on Monday, June 8, 2009 at 10:00 a.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138 for the following purposes:

1. To elect our eight nominees as directors to serve until the 2010 Annual Meeting of Stockholders and their successors are duly elected and qualified.

2. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for the fiscal year ending December 31, 2009.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 8, 2009 at 10:00 a.m. at 5245 Hellyer Avenue, San Jose, California 95138

The proxy statement and annual report to stockholders are available at www.edocumentview.com/POWI.

The Board of Directors recommends that you vote FOR the proposals identified above.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2008 Annual Report. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

The record date for the Annual Meeting is April 22, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/  Bill Roeschlein
Bill Roeschlein
Secretary

San Jose, California
April 27, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2009
PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002

PROXY STATEMENT FOR THE 2009
ANNUAL MEETING OF STOCKHOLDERS
June 8, 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Directors of Power Integrations, Inc. is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice (as defined below) to submit your proxy over the telephone or on the internet.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Material (the “Notice”) on or about April 27, 2009. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

We intend to mail the Notice on or about April 27, 2009 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may (but are not required to) send you a proxy card, along with a second Notice, on or after May 7, 2009.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 22, 2009 will be entitled to vote at the annual meeting. On this record date, there were 26,927,509 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 22, 2009 your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below or in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are, or the Notice is, being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of our eight nominees as directors to serve until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

•	Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2009.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to www.envisionreports.com/POWI and enroll for online delivery of annual meeting and proxy voting materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

☐ To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

☐ To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

☐ To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on June 8, 2009 to be counted.

☐ To vote on the internet, registered holders may go to www.envisionreports.com/POWI to complete an electronic proxy card. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on June 8, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the proxy card or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 22, 2009.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director and “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2009. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees together with representatives of the Altman group may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies but The Altman Group will be paid its customary fee of approximately $6,000, plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

☐ You may submit another properly completed proxy card with a later date.

☐ You may vote again over the internet or by telephone.

☐ You may send a timely written notice that you are revoking your proxy to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

☐ You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2009 to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2010 Annual Meeting of Stockholders is held before May 9 or after July 8, 2010, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2010 Annual Meeting of Stockholders. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by December 28, 2009, except that if our 2010 Annual Meeting of Stockholders is held before May 9 or after July 8, 2010, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine”. In such cases, the shares are determined to be “present” for purposes of determining whether a quorum is present, but are not counted for purposes of any vote.

Generally, if your shares are held by your broker as your nominee (that is, in “street name”), you, as the beneficial owner of the shares, are entitled to give voting instructions to the broker or nominee holding the shares. To do so, you will need to obtain a proxy form or notice of how to vote over the internet or by telephone from the institution that holds your shares and follow the instructions included on that form or notice regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to elect directors?

For the election of our eight nominees as directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Pursuant to our Corporate Governance Guidelines, our Board will nominate for re-election as director in an uncontested election of directors only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in an uncontested election and (B) acceptance by the Board of such resignation.

If, in an uncontested election, a director fails to have received more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.

As a result, although a director who receives more “Withheld” votes than “For” votes in an uncontested election will be elected as a director, that director may cease to be a director if the Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, the Board decides to accept a director’s conditional resignation.

How many votes are needed to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditors?

To be approved, ratification of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2009, must receive a “For” vote from the holders of a majority of shares voting either in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 26,927,509 shares outstanding and entitled to vote. Thus the holders of 13,463,755 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of the shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Power Integrations’ quarterly report on Form 10-Q for the second quarter of 2009.

What proxy materials are available on the internet?

The letter to stockholders, proxy statement, and annual report to stockholders are available at www.edocumentview.com/POWI.

Proposal 1

Election Of Directors

Power Integrations’ Board of Directors (the “Board”) is elected annually at the annual meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director’s successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board presently has eight members, all of whose terms of office expire at the annual meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.

Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders, other than Dr. George. Dr. George commenced service as a director on March 9, 2009, and was recommended by a non-management director. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2010 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is Power Integrations’ policy to encourage directors and nominees for director to attend the Annual Meeting. Three of the current directors attended the 2008 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote proxies returned to us for the nominees named below. The eight nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if our Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, our Board may decide to accept the nominee’s conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” on page 5 for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations’ management has no reason to believe that any nominee will be unable to serve.

This Proposal 1 is to elect our eight nominees nominated as directors. The following is a brief biography of each nominee for director, including age as of March 31, 2009:

Balu Balakrishnan

Balu Balakrishnan, age 54, has served as president and chief executive officer and as a director of Power Integrations since January 2002. He served as president and chief operating officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed by National Semiconductor Corporation, a semiconductor company.

Alan D. Bickell

Alan D. Bickell, age 72, has served as a member of the Board since April 1999. Mr. Bickell spent more than 30 years with Hewlett-Packard Company, a computer-hardware company, serving as corporate senior vice president and managing director of geographic operations from 1992 until his retirement in 1996. Mr. Bickell serves on the board of directors of the Peking University Educational Foundation (USA).

Nicholas E. Brathwaite

Nicholas E. Brathwaite, age 50, has served as a member of the Board since January 2000. Mr. Brathwaite is currently a partner with Riverwood Capital LLC, an investment firm and the chief executive officer of Aptina Imaging Corporation, an imaging-solutions company. He served as chief technology officer of Flextronics

International Ltd., an electronics company, from 2000 until 2007. In 1995, Flextronics International Ltd. acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of vice president and general manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test, and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing. He is also a member of the board of directors of Tessera Technologies, Inc., an electronics, optics and imaging company.

James Fiebiger

Dr. James Fiebiger, age 67, became a member of the Board in March 2006. Dr. Fiebiger is currently a consultant to the semiconductor and electronic design automation industries. From December 1999 to October 2004, the date Dr. Fiebiger retired, he served as chairman and chief executive officer of Lovoltech Inc., a fabless semiconductor company. Dr. Fiebiger served as vice chairman of GateField Corporation, a fabless semiconductor company, from February 1999 until the company was sold to Actel Corporation in November 2000. He served as GateField Corporation’s president and chief executive officer from June 1996 until February 1999. From October 1993 to June 1996, he was chairman and managing director of Thunderbird Technologies, Inc., a semiconductor technology licensing company. From December 1987 to September 1993, he was president and chief operating officer at VLSI Technology, Inc., a semiconductor company. From August 1981 to August 1985, he was senior corporate vice president and assistant general manager of Motorola, Inc. Semiconductor Products Sector, the semiconductor business of Motorola, a wireless and broadband communications company. Dr. Fiebiger is a member of the board of directors of Qlogic Corporation, a storage networking solutions company, Mentor Graphics Corporation, an electronic design automation company, Actel Corporation, a fabless semiconductor company, and Pixelworks, Inc., a fabless semiconductor company.

William George

Dr. William George, age 66, became a member of the Board in March 2009. From 1999 until June 2007, Dr. George served as an executive vice president of ON Semiconductor, a supplier of performance power solutions. From 2007 through his retirement in 2008 he directed the startup of ON Semiconductor’s foundry services business. From June 1997 until July 1999, Dr. George served as corporate vice president and director of Manufacturing for Motorola’s Semiconductor Components Group. Dr. George served as a Supervisory Director of Metron Technology, a global supplier of semiconductor equipment and materials, from October 2003 until it was acquired by Applied Materials, Inc. in October 2004. Dr. George is a director of Silicon Image, Inc. (SIMG), a designer and developer of mixed-signal integrated circuits and Ramtron International Corporation, a semiconductor supplier. He is also a member of the Sandia National Laboratories Science Advisory Board and the manufacturing advisory board of Cypress Semiconductor Corporation. He received a B.S. degree in Metallurgical Engineering from the University of Oklahoma and a Ph.D. in Materials Science from Purdue University.

Balakrishnan S. Iyer

Balakrishnan S. Iyer, age 52, has served as a member of the Board since February 2004. From October 1998 to June 2003, Mr. Iyer served as senior vice president and chief financial officer for Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications. From January 1997 to September 1998, Mr. Iyer served as senior vice president and chief financial officer for VLSI Technology, Inc., a semiconductor company. Mr. Iyer also serves on the board of directors of Conexant Systems, Inc., Life Technologies, a life-science technology company, Qlogic Corporation, a storage networking solutions company, Skyworks Solutions, Inc., a wireless semiconductor company, and IHS Inc., a global provider of technical information, decision-support tools and related services.

E. Floyd Kvamme

E. Floyd Kvamme, age 71, has served as a member of the Board since September 1989. Since 1984 Mr. Kvamme has been a General Partner and now serves as a Partner Emeritus of Kleiner Perkins Caufield & Byers, a venture capital company. Mr. Kvamme also serves on the board of Harmonic Inc., a broadband optical networking and digital video systems company, and two private companies.

Steven J. Sharp

Steven J. Sharp, age 67, has served as a member of the board of directors since 1988, and was elected non-executive chairman of the board in May 2006. Mr. Sharp is currently chairman of the board of directors of TriQuint Semiconductor, Inc., a manufacturer of semiconductor components. He has held this position since 1992. He served at TriQuint as president, chief executive officer and director from September 1991 until July 2002. Prior to TriQuint, Mr. Sharp was associated with various venture capital and startup semiconductor firms. He helped start Crystal Semiconductor (now Cirrus Logic, Inc.), Gazelle Microcircuits, Inc. (now TriQuint Semiconductor, Inc.), Megatest Corporation (now Teradyne, Inc.) and Volterra Semiconductor Corporation. He also founded Silicon Architects, Inc. (which has been acquired by Synopsys, Inc.). Prior to that Mr. Sharp spent 23 Years with Texas Instruments and Phillips in the semiconductor industry. Mr. Sharp also serves on the board of TechAmerica, the Oregon Health Policy Commission, and the Neuropsychiatric Institute at Oregon Health Science University.

The Board Recommends
A Vote In Favor Of Each Named Nominee.

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations’ president and chief executive officer, is not an independent director.

Information Regarding the Board and its Committees

The Board has adopted Corporate Governance Guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with those of Power Integrations’ stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, Board committees and compensation and director education and orientation. The Corporate Governance Guidelines are available on our website, which is www.powerint.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership information and meeting information for 2008 for each of the Audit, Compensation and Nominating and Governance Committees:

					Nominating and
Name	Audit		Compensation		Governance(3)

Alan D. Bickell	X	*		(1)
Nicholas E. Brathwaite					X
R. Scott Brown			X	(1)
James Fiebiger	X				X	*
Balakrishnan S. Iyer	X				X
E. Floyd Kvamme			X	*
Steven J. Sharp			X		X	(2)
Total meetings in year 2008	7		6		4

*	Committee Chairperson

(1)	In January 2009, Mr. Brown passed away. Following the passing of Mr. Brown, Mr. Bickell was appointed to the Compensation Committee on January 27, 2009.

(2)	As of January 29, 2008, Mr. Sharp was no longer a member of the Nominating and Governance Committee.

(3)	Dr. George was added to the Nominating and Governance Committee on April 21, 2009.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Power Integrations.

Audit Committee

The Audit Committee of the Board oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	meets to review Power Integrations’ annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviews and, if it determines appropriate, approves related person transactions; and

•	monitors compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors comprise the Audit Committee: Messrs. Bickell and Iyer and Dr. Fiebiger. The Board has adopted a written Audit Committee Charter which can be found on our website at www.powerint.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each member’s level of knowledge and experience based upon his extensive experience as set forth above in each of their respective biographies, including as a senior executive officer with financial oversight functions.

Compensation Committee

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

•	with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards, and develops or reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;

•	reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;

•	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

•	proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;

•	grants rights, participation and interests in our compensation plans to eligible participants;

•	approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;

•	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;

•	analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans; and

•	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings.

As of the date of this proxy statement, three directors comprise the Compensation Committee: Messrs. Sharp, Bickell and Kvamme. All members of Power Integrations’ Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.powerint.com.

Compensation Committee Processes and Procedures

The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.

The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations.

The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our chief executive officer reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan, our chief executive officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s or the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

The Compensation Committee aligns cash and equity compensation to market comparables. The Compensation Committee selects peer companies on the basis of fiscal and business similarities to Power Integrations. The Compensation Committee analyzes market compensation practices annually using the most directly relevant published survey sources available. In 2008, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation.

Our Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.

A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal years 2008 and 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

•	evaluates and recommends to the Board director nominees for each election of directors;

•	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;

•	considers nominations of director candidates validly made by stockholders;

•	reviews and makes recommendations to the Board concerning qualifications, appointment and removal of committee members;

•	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of, Power Integrations’ corporate governance principles;

•	assists the Board in developing criteria for the evaluation of the Board and committee performance; and

•	considers Board nominees and proposals submitted by stockholders and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.powerint.com. As of the date of this proxy, four directors comprise the Nominating and Governance Committee: Messrs. Brathwaite and Iyer and Drs. Fiebiger and George. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Power Integrations, having demonstrated experience in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Power Integrations’ stockholders.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Power Integrations and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee considers the criteria for director qualifications set by the Board, as well as diversity, age, skill, and such other factors as it deems appropriate given the current needs of the Board and Power Integrations, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to Power Integrations during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote. To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock. Moreover, pursuant to a litigation settlement, Power Integrations has solicited nominations for an independent director from stockholders of Power Integrations who own a total of 5% or more of the outstanding shares of Power Integrations’ common stock, based on Schedule 13-Ds and Schedule 13-Gs on file with the Securities and Exchange Commission at the time of the solicitation.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Power Integrations’ stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board

The Board met twelve times in 2008. All directors attended at least 75% of the aggregate number of the meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2008.

As required under applicable Nasdaq listing standards, in fiscal 2008, the company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Stockholder Communications with the Board

Power Integrations’ Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the security holder making the communication. The communications will be reviewed by the chairman of the Board. The chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the chairman of the Board shall discard the communication.

Code of Business Conduct and Ethics

Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website, which is www.powerint.com , and available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Proposal 2

Ratification Of Selection Of
Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2009, and the Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Power Integrations’ Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Power Integrations and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2007 and December 31, 2008, by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm (in thousands).

	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$1,603	$1,425
Audit-Related Fees(2)	8	7
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,611	$1,432

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2007 and 2008 include fees for professional services rendered for the audits of (a) management’s assessment of the effectiveness of internal control over financial reporting and (b) the effectiveness of internal control over financial reporting.

(2)	Audit-related fees are primarily related to filing the S-8 statement.

The following table sets forth the aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2007 and 2008 by KPMG LLP, Power Integrations’ former independent registered public accounting firm (in thousands).

	Fiscal 2008	Fiscal 2007

Audit Fees	—	—
Audit-Related Fees	—	$20	(1)
Tax Fees	—	—
All Other Fees	—	—
Total Fees	—	$20

(1)	2007 audit-related fees are primarily related to our 2006 Annual Report on Form 10-K and our S-8 Registration Statement.

All fees described above were approved by the Audit Committee.

Pre-Approval Policy and Procedures

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such polices and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

The Board Recommends a Vote in Favor of Proposal 2.

Report of The Audit Committee of The Board*

During 2008, three non-employee directors, Mr. Bickell, Mr. Iyer and Dr. Fiebiger, comprised the Audit Committee.

Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Power Integrations’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008 with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee

Alan D. Bickell
James Fiebiger
Balakrishnan S. Iyer

      * The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information, as of February 17, 2009, with respect to the beneficial ownership of Power Integrations’ common stock by:

•	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock,

•	each executive officer named in the Summary Compensation Table,

•	each director and director nominee of Power Integrations, and

•	all executive officers and directors of Power Integrations as a group.

The address for each executive officer, director and director nominee named below is Power Integrations principal executive offices located at 5245 Hellyer Avenue, San Jose, California 95138-1002.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owners(1)	Shares(2)	Total(3)

5% Stockholders
Wasatch Advisors, Inc.(4)	2,403,996	8.9%
150 Social Hall Avenue Suite 400 Salt Lake City, UT 84111
FMR LLC(5)	3,388,408	12.6%
82 Devonshire Street Boston, MA 02109
Lord, Abbett & Co. LLC(6)	1,725,988	6.4%
90 Hudson Street Jersey City, NJ 07302
Capital World Investors(7)	1,775,200	6.6%
333 South Hope Street, 55th Floor Los Angeles, CA 90071
Named Executive officers and directors
Balu Balakrishnan(8)	1,788,045	6.3%
Bill Roeschlein(9)	2,000	*
Rafael Torres(10)	0	*
Bruce Renouard(11)	232,242	*
John Tomlin(12)	68,484	*
Derek Bell(13)	316,275	1.2%
Alan D. Bickell(14)	90,166	*
Nicholas E. Brathwaite(15)	85,236	*
R. Scott Brown(16)	99,166	*
Dr. James Fiebiger(17)	30,800	*
Dr. William George	0	*
Balakrishnan S. Iyer(18)	51,666	*
E. Floyd Kvamme(19)	260,973	*
Steven J. Sharp(20)	98,333	*
All directors and current executive officers as a group (16 persons)(21)	3,577,959	11.9%

*	Less than 1%.

(1)	Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable) and to the information contained in the footnotes to this table.

(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options to purchase common stock. Generally, options to purchase common stock of Power Integrations held by executive officers are immediately exercisable but are subject to vesting. Options to purchase common stock that are exercised prior to full vesting are subject to repurchase by us until the common stock so purchased becomes fully vested. Options to purchase common stock granted to our directors are not immediately exercisable.

(3)	Percentages are based on 26,941,933 shares of common stock outstanding on February 17, 2009, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 17, 2009, or April 18, 2009, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.

(4)	Based on a Schedule 13G/A filed with the SEC on February 17, 2009, as of December 31, 2008, Wasatch Advisors, Inc. held 2,403,996 shares.

(5)	Based on a Schedule 13G filed with the SEC on February 17, 2009, as of December 31, 2008, Fidelity Management and Research Company a wholly owned subsidiary of FMR LLC and an investment adviser is the beneficial owner of 3,388,408 shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 2,961,308 shares of the common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 3,388,408 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power resides with the Funds’ Board of Trustees.

(6)	Based on a Schedule 13G filed with the SEC on February 13, 2009, as of December 31, 2008, Lord, Abbett & Co. LLC had sole power to dispose of (or direct the disposition of) 1,725,988 shares and vote (or direct the vote of) 1,482,123 shares.

(7)	Based on a Schedule 13G filed with the SEC on February 12, 2009, as of December 31, 2008, Capital World Investors held 1,775,200 shares.

(8)	Consists of 237,104 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, and 1,550,941 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(9)	Mr. Roeschlein commenced employment with Power Integrations on June 30, 2008 and succeeded Mr. Torres as Power Integrations’ chief financial officer.

(10)	Mr. Torres, Power Integrations’ former chief financial officer, ceased employment with Power Integrations on July 21, 2008.

(11)	Includes 228,218 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(12)	Consists of 12,845 shares held by Mr. Tomlin and his spouse in a joint account and 55,639 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(13)	Includes 309,103 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(14)	Includes 89,166 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009. 5,000 of such shares were subsequently issued upon exercise of an option after February 17, 2009.

(15)	Includes 77,500 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(16)	Includes 94,166 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(17)	Includes 30,000 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(18)	Consists solely of shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(19)	Includes 88,333 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(20)	Includes 88,333 shares of common stock issuable upon exercise of options exercisable within 60 days after February 17, 2009.

(21)	Consists of shares held by each executive officer and director, including: 12,278 shares held by one executive officer who is not a named executive officer; 442,295 shares of common stock issuable upon exercise of options to this executive officer and another executive officer who is not a named executive officer within 60 days after February 17, 2009; and the shares described in footnotes 8 through 20 above.

Equity Compensation Plan Information

The following table provides information about Power Integrations’ common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2008, which consist of the Power Integrations 1997 Stock Option Plan, the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 1998 Nonstatutory Stock Option Plan and the Power Integrations 2007 Equity Incentive Plan.

				Number of
				Securities
				Remaining
		Number of	Weighted-	Available for
		Securities to	Average	Future Issuance
		be Issued	Exercise	Under Equity
		Upon Exercise	Price of	Compensation
		of	Outstanding	Plans (Excluding
		Outstanding	Options	Securities
		Options and	and Rights	Reflected in
Plan Category		Rights (a)	(b)	Column (a))(c)

Equity compensation plans approved by security holders	1997 Stock Option Plan 1997 Outside	4,844,879	$20.44	1,312,982
	Directors Stock Option Plan	632,502	27.03	—
	1997 Employee Stock
	Purchase Plan	—	—	1,125,560
	2007 Equity Incentive Plan	370,655	22.09	3,079,634
Equity compensation plans not approved by security holders	1998 Nonstatutory Stock Option Plan	132,954	27.55	—

Total		5,980,990	$21.39	5,518,176

Description of 1998 Nonstatutory Stock Option Plan.  Our Board adopted the 1998 Nonstatutory Stock Option Plan, or the 1998 Plan, in July 1998. The 1998 Plan was approved by our directors; stockholder approval was not required at that time and was not sought. The 1998 Plan provided for the grant of nonstatutory stock options to our employees and consultants. There were initially 1,000,000 shares reserved under the 1998 Plan. No additional stock awards were granted under the 1998 Plan following stockholder approval of the 2007 Equity Incentive Plan, or the 2007 Plan, at the 2007 annual meeting of stockholders.

Our Board, or a committee appointed by our Board, set the terms of stock awards granted under the 1998 Plan subject to the terms of the 1998 Plan. The exercise price of nonstatutory stock options granted under the 1998 Plan is not less than 85% of the fair market value of the stock subject to the option on the date of grant. Options under the 1998 Plan generally terminate three months after termination of service for any reason other than death or disability, and six months after termination due to disability or death. The 1998 Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the 1998 Plan have been issued and all restrictions on such shares under the terms of the 1998 Plan and the agreements evidencing Options granted under the 1998 Plan have lapsed. Stock awards generally vest over four years.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on review of the forms furnished to us, we believe that all filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2008.

Compensation of Directors

Cash Compensation.  In 2007, each of our directors, with the exception of our one employee director, Balu Balakrishnan, received $5,000 per quarter to serve as a member of our Board. In addition, the chairman of our Audit Committee, Compensation Committee and Nominating and Governance Committee received $5,000, $1,875, and $1,250 per quarter, respectively, to serve as chairpersons of these committees. Our non-employee directors received compensation to attend board meetings via phone or in person of $750 and $1,500, respectively. The members of our Audit, Compensation and Nominating and Governance Committees received additional compensation for committee meeting attendance via phone or in person of $500 and $1,000, respectively. Non-employee directors were reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

These cash compensation arrangements continued in 2008 until revised by our Board on April 22, 2008. Effective April 1, 2008, each of our directors, with the exception of Mr. Balakrishnan, receives $6,000 per quarter to serve as a member of our Board, and the chairman of our Board receives an additional $6,250 per quarter to serve in such capacity. In addition, each chairman of our Audit Committee, Compensation Committee and Nominating and Governance Committee receives $5,000, $3,750, and $2,000 per quarter, respectively, for serving as chairpersons of these committees. Our non-employee directors receive compensation to attend Board meetings via phone or in person of $750 and $1,500, respectively. The members of our Audit, Compensation and Nominating and Governance Committees who are not the chairperson of the respective committee receive $2,000, $1,500 and $800 per quarter, respectively, to serve on these committees. Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings. In addition, on April 22, 2008, our Board approved a special one-time additional payment to Mr. Sharp calculated at $6,250 per quarter multiplied by the number of quarters beginning from the second quarter of fiscal 2006 (when he was elected chairman of our Board) through the first quarter of fiscal 2008.

Stock Option Awards.  Additionally, directors who are not employees of Power Integrations each receive equity compensation. In 2008, non-employee directors received stock options to purchase shares of common stock under the 1997 Outside Directors Stock Option Plan (the “Directors Plan”). The Directors Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors over their period of service on the Board. The Directors Plan provides that each new non-employee director of Power Integrations will be granted an option to purchase 30,000 shares of common stock on the date on which such individual first becomes a non-employee director of Power Integrations (the “Initial Option”). Thereafter, each non-employee director who has served on the Board will receive an option to purchase 10,000 shares of our common stock, with such numbers of shares reduced pro rata if such non-employee director has served on the Board for less than one year (an “Annual Option”).

Initial Options to purchase 30,000 shares will continue to vest with respect to 1/3 of the shares on the first anniversary of the date of grant, and the remaining shares in a series of 24 successive equal monthly installments thereafter. Annual Options to purchase 10,000 shares will continue to be granted on the anniversary date of becoming a director for each of our directors who joined our Board after the date of our initial public offering, and for the others on the anniversary of our initial public offering each year. The Annual Options vest monthly over the 25th through 36th month following the date of grant.

On January 27, 2009, the Directors Plan was amended to suspend the granting of Annual Options until December 31, 2009. Beginning in 2009, initial and annual grants are expected to be made to outside directors primarily under the Power Integrations 2007 Equity Incentive Plan (the “2007 Plan”) as follows (the “Directors Equity Compensation Program”):

•	Under the Directors Equity Compensation Program, each current participant and each individual who would be eligible to participate in the Directors Plan would be a participant in the Directors Equity Compensation Program.

•	The Directors Equity Compensation Program does not affect the vesting schedules or exercise prices of outstanding options held by non-employee directors.

•	Pursuant to the Directors Equity Compensation Program, on the first trading day of July in each year (the “Regular Grant Date”), if a continuing eligible director (other than a new director) holds options pursuant to which 8,000 or more shares would vest during the period commencing with the 25th month and ending with the 36th month following the Regular Grant Date (the “Third Year”), he/she would not receive a new option grant under the 2007 Plan on that day.

•	On the Regular Grant Date of each year, if a continuing eligible director (other than a new director) holds options pursuant to which less than 8,000 shares (or no shares) would vest during the Third Year, he/she would receive an option under the 2007 Plan to purchase 8,000 shares less the number of such shares. Such shares would vest monthly during the Third Year.

•	Each of the Company’s outside directors has been granted, effective April 28, 2009, an option to purchase between 1,538 and 3,333 shares, such that the timing of vesting and the number of shares applicable to outside director options will be more uniform over the next three years.

•	A new eligible director generally would receive under the 2007 Plan (or, if determined by the Committee, under the Directors Plan):

(a)	On the first trading day of the month following commencement of service, an option to purchase the number of shares of common stock equal to: the fraction of a year (determined by reference to the number of months) between the date of the director’s appointment to the Board of Directors and the next July 1, multiplied by 8,000 (the number of shares of common stock subject to such option would be rounded down to the next whole share) and such shares would vest on such next July 1; and

(b)	On the first trading day of July following commencement of service, an option to purchase 24,000 shares vesting monthly over the three year period commencing on the Regular Grant Date.

•	The exercise price per share for the options to be granted under the Directors Equity Compensation Program is the fair market value of a share of Power Integrations’ Common Stock on the grant date as determined in accordance with the Option Agreements.

•	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Compensation of Other Directors.  Mr. Balakrishnan, our chief executive officer and president, is not separately compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of Power Integrations:

Director Compensation for Fiscal Year 2008

Name	Fees Earned(1)	Option Awards(2)(3)	Total

Alan D. Bickell	$56,250	$129,882	$186,132
Balakrishnan S. Iyer	$47,150	$125,357	$172,507
R. Scott Brown	$37,500	$120,098	$157,598
Dr. James Fiebiger	$50,750	$202,775	$253,525
Steven J. Sharp	$112,150	$156,790	$268,940
Nicholas E. Brathwaite	$37,150	$121,361	$158,511
E. Floyd Kvamme	$47,875	$156,790	$204,665

(1)	This column represents annual director fees, committee chairman fees and meeting attendance fees earned in 2008. It excludes fees paid in 2008 but earned in 2007.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123(R), excluding an estimate of forfeitures related to service-based vesting conditions, and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are described in Note 5, “Stockholders’ Equity,” in our notes to consolidated financial statements as set forth in our annual report on Form 10-K for fiscal year ended 2008 as filed with the SEC on March 2, 2009. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

(3)	The following options were outstanding as of December 31, 2008: Mr. Bickell, 115,000; Mr. Iyer, 70,000; Mr. Brown, 135,000; Dr. Fiebiger, 50,000; Mr. Sharp, 115,000; Mr. Brathwaite, 95,834; and Mr. Kvamme, 115,000.

Grants of Options to Directors The following table sets forth each grant of options to Power Integrations’ non-employee directors during 2008 under the Directors’ Plan (and, with respect to Mr. Sharp, under the 2007 Equity Incentive Plan with respect to a portion of his options), together with the exercise price per share and grant fair value of each award computed in accordance with SFAS No. 123(R) using the Black-Scholes-Merton model. The Annual Grants to the directors listed below will become exercisable in twelve equal monthly installments beginning in the 25th month after the date of grant, subject to the optionee’s continued service. The exercise price per share of all options granted under the Directors Plan is equal to the fair market value of a share of common stock on the date of grant. Options granted under the Directors Plan have a maximum term of ten years after the date of grant, subject to earlier termination upon an optionee’s cessation of service.

					Grant Date
	Options			Exercise	Fair Value of
	Granted in			Price per	Option
	2008			Share	Award
Non-employee Director	(#)		Grant Date	($)	($)

Alan D. Bickell	10,000		04/21/08	32.11	131,761
Nicholas E. Brathwaite	10,000		01/31/08	25.48	108,507
R. Scott Brown	10,000	(1)	07/15/08	31.61	134,048
Dr. James Fiebiger	10,000		03/22/08	28.88	122,986
Balakrishnan S. Iyer	10,000		02/13/08	26.86	114,384
E. Floyd Kvamme	10,000		12/12/08	18.35	84,794
Steven J. Sharp	10,000	(2)	12/12/08	18.35	84,794

(1)	As a result of his passing, Mr. Brown’s unvested shares (25,834 shares, including shares from this grant) reverted back to the Directors Plan.

(2)	Includes 3,332 shares granted under the 2007 Incentive Plan as a result of the exhaustion of shares available for issuance under the Directors Plan.

Compensation of Executive Officers

Compensation Discussion and Analysis

The primary objectives of the Compensation Committee of the Board with respect to executive compensation are as follows:

1. To attract and retain qualified executive management

2. To fairly compensate executives for the value of work provided

3. To compensate executives for achieving specific company goals and objectives

4. To provide equity awards to executives so that each executive has a meaningful ownership interest in our company

5. To implement executive compensation programs in an objective and non-discriminatory manner.

To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to our company’s financial performance and the price of our common stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

Role of our Chief Executive Officer in Determining Compensation.  The chief executive officer reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan, our chief executive officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

Comparative Compensation Analysis and Role of Compensation Consultant.  Power Integrations aligns both its cash and equity compensation to market comparables. The Compensation Committee selects peer companies on the basis of fiscal and business similarities to Power Integrations. The Compensation Committee analyzes market compensation practices annually using the most directly relevant published survey sources available, including surveys from Radford + Consulting (“Radford”) and Culpepper and Associates, Inc. which were used for the 2007 and 2008 compensation analyses. The Compensation Committee considered peer companies using several screening factors: (1) annual revenues in excess of $75 million; (2) similarities among global scope and complexity of the company’s business; and (3) inclusion in industry-specific categories of semiconductors and related services, integrated circuits, semiconductor solutions and computer communications. The peer group that results from this screening method is large and diverse enough that the addition or elimination of any one company will not alter the overall analysis. Under this approach, the peer group used by the Compensation Committee during fiscal year 2008 was the same as fiscal year 2007. The full list of twenty (20) companies is as follows:

Company Name	Revenue
(In millions)*

International Rectifier Corporation	$984.8
Integrated Device Technology, Inc.	$781.5
TriQuint Semiconductor, Inc.	$573.4
PMC Sierra, Inc.	$525.1
Microsemi Corporation	$514.1
Zoran Corporation	$438.5
Diodes, Inc.	$432.8
Silicon Laboratories, Inc.	$415.6
Semtech Corporation	$284.8
Micrel, Inc.	$259.4
Anadigics, Inc.	$258.2
Tessera Technologies, Inc.	$248.3
Applied Micro Circuits Corporation	$246.1
SiRF Technology Holdings, Inc.	$232.5
Cirrus Logic, Inc.	$181.9
O2Micro International Limited	$165.5
Monolithic Power Systems, Inc.	$160.5
Echelon Corporation	$137.6
Advanced Analogic Technologies, Inc.	$90.3
Supertex, Inc.	$82.6
Power Integrations, Inc.	$201.7

*	Represents revenues reported in fiscal year 2008, except with respect to O2Micro International Limited and Echelon Corporation, which represent revenues reported in 2007.

In 2006, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord has consistently been engaged by the Compensation Committee through 2007 and 2008. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation, and equity compensation.

Timing of Equity Awards.  Subject to business needs, our policy is to grant option awards to new employees on the first trading day of the month following the date of hire, and annually to grant continuing employees option awards on the third trading day following the earnings release for the first fiscal quarter of each year. All option grants are set at the closing price on the day of the grant.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust cash bonus awards and equity awards.

Executive Compensation Components

Executive compensation is divided into the following components:

Base Salary.  The Compensation Committee establishes base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the Compensation Committee believes that executive base salaries should be targeted at or above the 50th percentile of salaries for executives in similar positions and with similar responsibilities at peer companies in order to attract and retain qualified executives. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The 2006, 2007 and 2008 salaries of each of the named executive officers are set forth in the table below entitled “Summary Compensation Table.”

Annual Bonus.  The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable incentive bonuses and our policy is to target annual incentive bonuses at or above the 50th percentile of peer companies.

This resulted in 2008 cash bonus compensation targets to be 69% of annual salary for our chief executive officer and approximately 39% of annual salary for other named executive officers. The Compensation Committee established this policy and these targets in order to attract qualified executives, align their interests with those of our stockholders, and provide appropriate executive and leadership incentives. Generally, the Compensation Committee aligns an executive’s annual target bonus with the target bonuses of executives with similar positions in comparable companies. The annual incentive bonuses are intended to compensate officers for achieving annual financial goals at the corporate level. For 2008, the Compensation Committee determined that actual bonus payments would be based upon revenue, and non-GAAP operating income performance, as described below. The Compensation Committee made this decision to emphasize revenue growth and to focus management on operating performance by excluding the impact of changes in interest rates, tax rates and share count on income. The 2008 target bonuses for each of the named executive officers are set forth in the table below entitled “Grants of Plan-Based Awards in 2008.”

2008 Executive Officer Bonus Plan.  Each officer, as described below, was assigned a 2008 target bonus using the criteria described above. Bonuses were earned based on company performance against the established revenue targets and non-GAAP operating income targets of the 2008 Executive Officer Bonus Plan (the “2008 Plan”). The operating income targets were based on non-GAAP operating income, which excluded certain expenses, including (a) SFAS 123(R) charges, (b) specified legal fees and settlements, and (c) any settlements with the Internal Revenue Service. These items were excluded because the Compensation Committee reasoned that these items were not indicative of our core operating performance and did not relate to achieving the compensation objectives as discussed above.

Weighting of the target components was as follows:

Revenue	25%
Non-GAAP Operating Income	75%
Total	100%

Revenue Component of Executive’s Bonus:  No pay out was made under the 2008 Plan as actual revenue did not exceed $210 million, the established minimum amount of revenue as set forth in the 2008 Plan. If 2008 actual revenue had increased above the minimum amount of revenue, the actual bonus would have increased, up to 100% of the revenue component of the target bonus when actual revenue equaled target revenue of $225 million in the 2008 Plan, and the bonus would have continued to increase thereafter as actual revenue increased, up to a maximum of 200% of the revenue component of the target bonus when revenues reached $240 million.

Operating Income Component of Executive’s Bonus:  No pay out was made under the 2008 Plan as actual non-GAAP operating income did not exceed $45.0 million, the established minimum amount of non-GAAP operating income as set forth in the 2008 Plan. If 2008 actual non-GAAP operating income had increased above the minimum amount of non-GAAP operating income, the actual bonus would have increased, up to 100% of the non-GAAP operating income component of the target bonus when actual non-GAAP operating income equaled target non-GAAP operating income of $53.4 million in the 2008 Plan, and the bonus would have continued to increase thereafter as actual non-GAAP operating income increased, up to a maximum of 200% of the non-GAAP operating income component of the target bonus when non-GAAP operating income reached $61.7 million.

Long-Term Equity-Based Incentive Awards.  The goal of Power Integrations’ long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage Power Integrations from the perspective of an owner with an equity stake in the business. We further believe that long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of stock-based awards. We believe that having a meaningful potential financial gain through the company stock option plan assists us in retaining our executive officers and helps align their financial interests with our stockholders’ interests. The Compensation Committee has not set stock ownership guidelines for executives because in some cases, guidelines would place a financial burden on the executive. The Compensation Committee considers the available shares for distribution and determines the size of the grants of equity-based incentives according to several factors, including market survey data of peer companies, the executive’s past performance and expected future contribution, the retention value of the executive’s prior unvested option grants, Power Integrations’ growth and performance outlook, and the option grants provided to executives in similar positions at comparable companies. The Compensation Committee does not believe the accounting treatment of the various types of equity awards should be the primary basis for making equity award decisions and instead primarily bases its decisions on executive and company performance and the practice of competitor companies.

During 2008, the Compensation Committee made option grants to Power Integrations’ executive officers as indicated in the “Grants of Plan-Based Awards in 2008” table below. Each grant allows the executive officer to acquire shares of Power Integrations’ common stock at a fixed price per share. The option grant will provide a return only if Power Integrations’ common stock appreciates over the option term. At the executive level, there is the greatest emphasis on linking pay to performance to align the interests of the executives directly with the stockholders. The level of grants were determined based on peer companies’ equity usage rates and equity compensation attributes. Specifically, the Committee considered the number of shares granted at peer companies, the relative value of other company shares and the value of the shares relative to the total compensation of each executive.

On December 31, 2008, Power Integrations completed a tender offer to exchange for cash certain outstanding “out of the money” stock options to purchase shares of Power Integrations’ common stock. Each eligible optionee who validly tendered eligible options received a cash payment in the amount of $2.00 per share for options granted in 2004 or 2005, and $4.00 per share for options granted in 2006, 2007 or 2008 (before September 15, 2008). To reduce our stock compensation expenses and to help retain and to reward Power Integrations’ valued executive officers for their services and contributions to Power Integrations, the executive officers were allowed to participate in the tender offer along with Power Integrations’ other employees.

Other Compensation.  Our executives are party to employment agreements and offer letters (“Employment Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause or is terminated in connection with a change in control. These benefits include continued health plan coverage and extended time to exercise stock options in the event of termination of employment upon a change of control or after a set age following an extended amount of service to our company and accelerated vesting of stock options. The Compensation Committee approved these employment agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate named executive officers to continue employment with the company and maximize stockholder value in the event of a potential change in control. A summary of the material terms of these Employment Agreements, together with a quantification of the benefits available under the agreements, may be found in the section below entitled “Summary of Executive Compensation — Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs

We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. However, any employee who is a stockholder of more than 5% of our voting stock is not eligible to participate in the employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. For fiscal 2008, Power Integrations did not match employee contributions to the 401(k) plan (if financial results reached certain thresholds the plan provides matching up to $3,000 for each U.S. employee). We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Pension Benefits.”

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Power Integrations to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. For 2008, no executive was paid more than $1 million. To date, the tax effects of Internal Revenue Code Section 162(m) have not been a material factor in establishing appropriate executive compensation.

2009 Executive Compensation Actions

On March 9, 2009, the Compensation Committee approved, consistent with the compensation philosophy and goals described above, the following salary and bonus plan (the “2009 Bonus Plan”).

2009 Salaries and Target Bonuses

Executive Officer	Title	2009 Salary	2009 Target Bonus
			(Restricted stock units)

Balu Balakrishnan	Chief Executive Officer	$400,000	10,000
Bill Roeschlein	Chief Financial Officer	$250,000	3,000
John Tomlin	Vice President, Operations	$275,000	4,000
Bruce Renouard	Vice President, Sales	$265,000	4,000
Derek Bell	Vice President, Engineering	$275,000	4,000

The salaries for 2009 remained unchanged from 2008. The Compensation Committee determined that salaries should not be changed from 2008 levels both due to the performance of the company, and as a result of the current economic climate.

The Compensation Committee determined that bonuses would be paid in restricted stock units, rather than in cash, for 2009. The Compensation Committee determined to employ the use of restricted stock units as opposed to cash to reduce cash expenses and because it believed restricted stock units would generate stronger incentives to align performance with a higher price in Power Integrations’ common stock. As share price increases, the executives see an increase in the value of their bonus thus linking the interests of the executives directly with those of the stockholders. The Compensation Committee set the number of restricted stock units, consistent with its decision to keep 2009 salaries constant, to provide the same economic equivalent target bonus as 2008 target cash bonus assuming a stock price of $27.00 per share. This per share value was chosen based upon the historical trading price of Power Integrations’ common stock.

2009 Bonus Plan

As with the 2008 Plan, for the 2009 Bonus Plan, the Compensation Committee aligned the executive’s annual target bonus with the target bonuses of executives with similar positions in comparable companies. The Committee generally does not consider the effect of past changes of stock price, expected bonus payouts or earnings under past plans in setting future awards of executive officers. In addition, incentive compensation decisions are made without regard to length of service or prior awards. In 2009, the Compensation Committee attempted to target the annual incentive bonuses at or above the 50th percentile of peer companies assuming the stock returned to 2008 levels.

Bonuses, which will be awarded in restricted stock units, will be earned based on company performance as against the 2009 Bonus Plan’s established revenue targets and non-GAAP operating income targets. The non-

GAAP operating income targets were based on non-GAAP operating income, which excluded certain expenses, including (a) FAS 123R expense and (b) any extraordinary income and or expenses associated with mergers and acquisition activities, patent lawsuit settlements and IRS settlements. These items were excluded because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations’ compensation objectives. Weighting of the target components, consistent with the 2008 bonus plan, is 25% on revenue, and 75% on non-GAAP operating income.

We believe these metrics are directly tied to our core operating performance, are key factors in driving stockholder value, and are important business elements that our executives can meaningfully influence. By focusing on these metrics, we seek to align the financial interests of our executives with those of our stockholders.

Revenue Component of Executive’s Bonus:

No pay out will be made under the 2009 Bonus Plan if the company’s 2009 actual revenue does not exceed at least an established minimum amount of revenue as set forth in the 2009 Bonus Plan. To the extent 2009 actual revenue increases above the minimum amount of revenue, the actual bonus increases, up to 100% of the revenue component of the target bonus when actual revenue equals target revenue in the 2009 Bonus Plan, and continues increasing thereafter at a slower rate as actual revenue increases, up to a maximum of 200% of the revenue component of the target bonus.

Non-GAAP Operating Income Component of Executive’s Bonus:

No pay out will be made under the 2009 Bonus Plan if the company’s 2009 actual non-GAAP operating income does not exceed at least an established minimum amount of non-GAAP operating income as set forth in the 2009 Bonus Plan. To the extent 2009 actual non-GAAP operating income increases above the minimum amount of non-GAAP operating income, the actual bonus increases, up to 100% of the non-GAAP operating income component of the target bonus when actual non-GAAP operating income equals target non-GAAP operating income in the 2009 Bonus Plan, and continues increasing thereafter at a slower rate as actual non-GAAP operating income increases, up to a maximum of 200% of the non-GAAP operating income component of the target bonus.

Non-GAAP Operating Income and Revenue Targets

The specific revenue and non-GAAP operating income numbers used with regard to the targets involve confidential trade secrets or confidential commercial or financial information, the disclosure of which would result in competitive harm to Power Integrations.

At the time that these goals were set by the Compensation Committee, they were substantially uncertain to be achieved. The Compensation Committee believes that the threshold-level targets cannot be achieved easily, especially in light of the current economic environment. The Compensation Committee set these levels, with the advice of its compensation consultant, with difficulty in attainment levels consistent with 2008; in 2008 the threshold-level targets for non-GAAP operating income and revenue were not achieved. The target and maximum targets represent increasingly challenging and aggressive levels of performance. The Compensation Committee believed that reaching the target levels for these goals would have been unlikely without substantial growth of existing business and new business resulting in market share gains.

Compensation “Claw-back”

In 2009, pursuant to our litigation settlement, we also implemented a compensation “claw-back” mechanism with respect to our compensation of our executive officers that conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers. Specifically, in the event of intentional misconduct that results in an accounting restatement of any financial statement filed in the twelve (12) months prior to the payout of the bonus due to material noncompliance by the company with any financial reporting requirements of the federal securities laws, the officers determined by the Board to have engaged in such intentional misconduct will reimburse the company the difference between the amount of any bonus received that was based on the original financial statements and the amount of the bonus such officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Compensation Committee Report1

The Compensation Committee of the Board of Power Integrations has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Compensation Committee:

E. Floyd Kvamme (Chairman)
Steven J. Sharp
Alan D. Bickell2

1  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.
2  On January 27, 2009, the Compensation Committee was reconstituted by adding Mr. Bickell to fill the vacancy created by the passing of Mr. Brown.

Compensation Tables

Summary of Executive Compensation

The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer, our former chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2008. We refer to these employees collectively as our “named executive officers.”

Summary Compensation Table

					Non-Equity
				Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Compensation		Total

Balu Balakrishnan	2008	$393,461	$19,500	$3,248,484	$0	$2,153	(4)	$3,663,598
President and Chief	2007	$380,385	$3,000	$1,718,216	$281,000	$5,590	(5)	$2,388,191
Executive Officer	2006	$362,250	$1,000	$2,291,278	$495,000	$9,510	(6)	$3,159,038
Bill Roeschlein(7)	2008	$123,077	—	$1,337,090	$0	$586	(8)	$1,460,753
Chief Financial Officer and Vice President, Finance and Administration
Rafael Torres(9)	2008	$148,203	—	$321,422	$0	$229,238	(10)	$698,863
Former Chief Financial	2007	$243,846	—	$320,544	$112,400	$4,683	(11)	$681,473
Officer and Vice	2006	$104,308	$50,000	$144,904	$90,049	$4,234	(12)	$393,495
President, Finance and Administration
John Tomlin	2008	$270,577	—	$1,098,063	$0	$1,565	(13)	$1,370,205
Vice President,	2007	$262,692	—	$389,766	$112,400	$4,812	(14)	$769,670
Operations	2006	$252,500	—	$504,663	$198,000	$4,748	(15)	$959,911
Bruce Renouard	2008	$260,654	—	$860,567	$0	$1,510	(16)	$1,122,731
Vice President, Sales	2007	$252,692	—	$382,087	$112,400	$4,748	(17)	$751,927
	2006	$242,500	—	$508,490	$198,000	$9,517	(18)	$958,507
Derek Bell(21)	2008	$270,577	—	$703,756	$0	$1,554	(19)	$975,887
Vice President,	2007	$262,692	—	$382,087	$112,400	$4,812	(20)	$761,991
Engineering

(1)	With respect to Mr. Balakrishnan: (a) the “Bonus” in 2008 was awarded for his work on several patents that were assigned to Power Integrations; (b) the “Bonus” in 2007 was awarded for his work on one patent application that was assigned to Power Integrations in 2007; and (c) the “Bonus” in 2006 was awarded for his work on one patent that was assigned to Power Integrations in 2006. With respect to Mr. Torres, this amount reflects payment which was required under his employment agreement.

(2)	The dollar amounts in this column reflect the compensation expense reported by Power Integrations for awards granted in, and prior to, the fiscal year ended December 31, 2008 in addition to the compensation expense reported as a result of options tendered for payment by the named executive officers in Power Integrations’ tender offer completed in December 2008. These amounts have been calculated in accordance with SFAS No. 123(R) disregarding the estimates of forfeiture and using the Black-Scholes-Merton option pricing model. Assumptions used in the calculation of these amounts are included in Note 5, “Stockholders’ Equity,” in our notes to consolidated financial statements as set forth in our Annual Report on Form 10-K for fiscal year ended 2008 as filed with the SEC on March 2, 2009. These amounts do not purport to reflect the value that could be recognized by the named executive officers upon sale of the underlying securities. In our tender offer, the following named executive officers tendered options and received cash payments as follows: Mr. Balakrishnan tendered options to purchase an aggregate of 150,000 shares at a weighted average purchase price of $31.15, and received in exchange $600,000; Mr. Roeschlein tendered options to purchase an aggregate of 100,000 shares at a weighted average purchase price of $31.53, and received in exchange $400,000; Mr. Tomlin tendered options to purchase an aggregate of 157,000 shares at a weighted average purchase price of $27.46, and received in exchange $528,000; Mr. Renouard tendered options to purchase an aggregate of 72,000 shares at a weighted average purchase price of $28.71, and received in exchange $288,000; and Mr. Bell tendered options to purchase an aggregate of 32,000 shares at a weighted average purchase price of $31.15, and received in exchange $128,000. See the table immediately below under “Grants of Plan-Based Awards in 2008” for the number of shares subject to options granted to the named executive officers in 2008.

(3)	The dollar amounts in this column reflect the earning of annual incentive bonuses.

(4)	Represents $2,153 for a life insurance premium.

(5)	Represents $3,000 contributed by Power Integrations to Mr. Balakrishnan’s 401(k) account, and $2,590 for a life insurance premium.

(6)	Represents $3,000 contributed by Power Integrations to Mr. Balakrishnan’s 401(k) account, $2,460 for his life insurance premium, and $4,050 for reimbursement of personal income tax preparation fees.

(7)	Mr. Roeschlein commenced employment with Power Integrations on June 30, 2008. His employment agreement specifies that Mr. Roeschlein receives a salary of $250,000 per year with a target bonus of $80,000 for 2008, prorated from his start date. Power Integrations granted Mr. Roeschlein options to purchase 100,000 shares of the company’s common stock at the fair market value as determined on the date of the option grant.

(8)	Represents $586 for a life insurance premium

(9)	Mr. Torres ceased employment with Power Integrations on July 21, 2008. During 2008, Power Integrations did not grant to Mr. Torres any options to purchase shares of the company’s common stock. Pursuant to his Transition and Separation Agreement, dated July 23, 2008 and in exchange for a release of claims, Mr. Torres received severance benefits, including but not limited to: (i) six (6) months base salary in effect as of July 21, 2008, (ii) his targeted 2008 annual incentive bonus (prorated to July 21, 2008) and (iii) fifty percent (50%) of his targeted 2008 annual incentive bonus.

(10)	Represents $228,116 paid to Mr. Torres as severance and $1,122 for a life insurance premium.

(11)	Represents $3,000 contributed by Power Integrations to Mr. Torres’ 401(k) account and $1,683 for a life insurance premium.

(12)	Represents $3,000 contributed by Power Integrations to Mr. Torres’ 401(k) account and $1,234 for his life insurance premium.

(13)	Represents $1,565 for a life insurance premium.

(14)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin’s 401(k) account and $1,812 for his life insurance premium.

(15)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin’s 401(k) account and $1,748 for his life insurance premium.

(16)	Represents $1,510 for a life insurance premium.

(17)	Represents $3,000 contributed by Power Integrations to Mr. Renouard’s 401(k) account and $1,748 for his life insurance premium.

(18)	Represents $3,000 contributed by Power Integrations to Mr. Renouard’s 401(k) account, $1,683 for his life insurance premium and $4,834 for reimbursement of taxes paid to a foreign country.

(19)	Represents $1,554 for a life insurance premium.

(20)	Represents $3,000 contributed by Power Integrations to Mr. Bell’s 401(k) account and $1,812 for his life insurance premium.

(21)	Mr. Bell was not a named executive officer in 2006.

Grants of Plan-Based Awards in 2008

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards and non-equity incentive plan awards, to the named executive officers:

						All Other
						Option
		Committee				Awards:	Exercise
		Approval				Number of	or Base
		Date of				Securities	Price of	Grant Date Fair
		Stock	Estimated Future Payouts Under Non-			Underlying	Option	Value of Stock
	Grant	Option	Equity Incentive Plan Awards(2)			Options	Awards	and Option
Name	Date	Grants(1)	Threshold(3)	Target(4)	Maximum(5)	(#)(6)	($/Sh)	Awards(7)

Balu Balakrishnan	4/22/08		$0	$275,000	$550,000	—	—	—
	4/29/08	4/22/08	—	—	—	150,000	31.15	$1,917,330
Bill Roeschlein	6/19/08		$0	$80,000	$160,000	—	—	—
	7/1/08	6/19/08	—	—	—	100,000	31.53	$1,337,090
Rafael Torres	4/22/08		$0	$100,000	$200,000	—	—	—
	—	—	—	—	—	—	—	—
John Tomlin	4/22/08		$0	$110,000	$220,000	—	—	—
	4/29/08	4/22/08	—	—	—	32,000	31.15	$409,030
Bruce Renouard	4/22/08		$0	$110,000	$220,000	—	—	—
	4/29/08	4/22/08	—	—	—	32,000	31.15	$409,030
Derek Bell	4/22/08		$0	$110,000	$220,000	—	—	—
	4/29/08	4/22/08	—	—	—	32,000	31.15	$409,030

(1)	Reflects the date the Compensation Committee determined to make the grant, such grant to be effective on the grant date designated in the column to the left, at the fair market value on the grant date. Grant dates were designated at the time of the Compensation Committee’s action, which dates were dates on which the company was not in possession of material, non-public information, e.g., the third trading day after release of earnings.

(2)	These columns set forth the threshold, target and maximum amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2008 under our annual cash bonus award program. The actual cash bonus awards earned for the year ended December 31, 2008 for each named executive officer are set forth in the “2008 Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2008. For a description of our annual cash bonus award program, see “Compensation Discussion and Analysis.”

(3)	No pay out would be made if Power Integrations’ 2008 actual revenue and actual non-GAAP operating income did not exceed at least an established minimum amount as set forth in the 2008 Executive Officer Bonus Plan. Since Power Integrations’ 2008 actual revenue and actual non-GAAP operating income did not exceed such established minimum amounts, no pay out for fiscal year 2008 was made.

(4)	Target represents the amount earned if the metrics in the 2008 Executive Officer Bonus Plan were fully met.

(5)	Maximum represents the maximum payout under the program, which is 200% of target.

(6)	Stock options were granted pursuant to the 2007 Equity Incentive Plan and were immediately exercisable. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee’s continued employment or service with Power Integrations. Power Integrations has a right to repurchase shares issued upon the exercise of unvested options until such shares become vested. Under the terms of the 2007 Equity Incentive Plan, the administrator retains the discretion, subject to the 2007 Equity Incentive Plan limits, to amend the terms of outstanding options. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(7)	Represents the grant date fair value of such option award as determined in accordance with SFAS No. 123(R). These amounts have been calculated in accordance with SFAS No. 123(R) using the Black-Scholes-Merton valuation model.

The amount of salary and bonus in proportion to total compensation in 2008 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

Outstanding Equity Awards at 2008 Fiscal Year — End

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards at December 31, 2008

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option	Option
	Options		Options	Exercise	Expiration
Name	Exercisable(1)		Unexerciseable	Price	Date

Balu Balakrishnan	20,526			$14.22	4/20/2009
	6,639			$15.06	4/14/2010
	33,361			$15.06	4/14/2010
	40,000			$15.06	4/14/2010
	7,403			$12.10	5/31/2011
	261,346			$12.10	5/31/2011
	4,779			$14.82	2/21/2012
	86,887			$14.82	2/21/2012
	2,699			$17.75	1/8/2013
	141,050			$17.75	1/8/2013
	3,673			$27.22	2/4/2014
	196,327			$27.22	2/4/2014
	195,833		4,167	$17.18	1/24/2015
	127,500		52,500	$26.75	2/7/2016
	66,666		93,334	$25.25	8/15/2017
	2,934			$18.95	1/8/2013
	153,317			$18.95	1/8/2013
	50,000			$21.20	2/21/2012
Bill Roeschlein	—		—	—	—
Rafael Torres	—		—	—	—
John Tomlin	35,761		938	$17.18	1/24/2015
	2,473			$18.95	1/8/2013
	16,467			$18.95	1/8/2013
Bruce Renouard	51,471			$14.82	2/21/2012
	4,779			$14.82	2/21/2012
	2,699			$17.75	1/8/2013
	18,863			$17.75	1/8/2013
	3,673			$27.22	2/4/2014
	41,327			$27.22	2/4/2014
	44,062		938	$17.18	1/24/2015
	14,583		20,417	$25.25	8/15/2017
	1,968	(2)		$14.82	12/31/2009
	2,934			$18.95	1/8/2013
	20,504			$18.95	1/8/2013

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable(1)	Unexerciseable	Price	Date

Derek Bell	63,367		$12.10	5/31/2011
	7,403		$12.10	5/31/2011
	4,779		$14.82	2/21/2012
	23,554		$14.82	2/21/2012
	2,699		$17.75	1/8/2013
	18,863		$17.75	1/8/2013
	3,673		$27.22	2/4/2014
	41,327		$27.22	2/4/2014
	44,062	938	$17.18	1/24/2015
	28,333	11,667	$26.75	2/7/2016
	14,583	20,417	$25.25	8/15/2017
	2,934		$18.95	1/8/2013
	20,504		$18.95	1/8/2013

(1)	Except as described in footnote (2) below, options in this table were granted from the 1997 Stock Option Plan and are immediately exercisable and vest fully within four years from the grant date subject to the optionee’s continued employment or service with Power Integrations. Such options vest at the rate of 1/8 on the six-month anniversary of the date of grant and 1/48 monthly thereafter. Power Integrations has a right to repurchase shares issued upon the exercise of unvested options until such shares become vested. Under the terms of the 1997 Stock Option Plan, the administrator retains the discretion, subject to the 1997 Stock Option Plan limits, to modify the terms of outstanding options and to reprice outstanding options. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(2)	In 2006, our named executive officers voluntarily amended a number of the stock options held by them to provide that they were only exercisable during a specified calendar year. This is one of the options that were so amended.

2008 Option Exercises

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal 2008 for each of the named executive officers.

	Option Awards(1)
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise	Exercise(2)

Balu Balakrishnan	66,250	$1,169,788.11
Rafael Torres	42,190	$649,251.09
Bill Roeschlein	—	—
John Tomlin	103,500	$1,301,467.53
Bruce Renouard	20,000	$78,610.00
Derek Bell	17,947	$361,570.49

(1)	Does not include stock options tendered in our tender offer and accepted for payment on December 31, 2008, which amounts are reflected in the summary compensation table.

(2)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.

Employment, Severance and Change of Control Agreements

Executive Officer Benefits Agreement.  On April 25, 2002, Power Integrations entered into a chief executive officer benefits agreement with Balu Balakrishnan. The form of the agreement was approved by the Compensation Committee on April 18, 2002 and amended by the Compensation Committee on August 8, 2007 (the “CEO Benefits Agreement”). On August 8, 2007, Power Integrations entered into amended and restated executive officer benefits agreements with its named executive officers Derek Bell, vice president, engineering, John Tomlin, vice president, operations and Bruce Renouard, vice president, sales. In addition, as of August 8, 2007, Power Integrations entered into an executive officer benefits agreement with Rafael Torres, Power Integrations’ then chief financial officer. On November 5, 2008, Power Integrations entered into an executive officer benefits agreement with its current chief financial officer, Bill Roeschlein. The executive officers benefits agreements referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.”

The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including:

•	acceleration of vesting of stock options upon a change of control of Power Integrations,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and

•	retirement benefits.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 50% of Mr. Balakrishnan’s then-unvested shares will vest, but if an acquiring company does not assume the options, 100% of Mr. Balakrishnan’s then-unvested shares will vest. With respect to the other Officers, upon a change of control, 25% of the Officer’s then-unvested shares will vest. However, if an acquiring company does not assume the options, 50% of the Officer’s then-unvested shares will vest if the Officer is a “new executive” (an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer’s then-unvested shares will vest if the Officer is a “senior executive” (an executive with at least five years of continuous service to Power Integrations as an executive officer). Mr. Bell, Mr. Renouard and Mr. Tomlin are senior executives and Mr. Roeschlein is a new executive. Mr. Torres is no longer with the company, and was a new executive during his tenure at the company.

Pursuant to the Executive Officer Benefits Agreements, new executives are first eligible for the benefits under such agreements upon completion of one year of continuous service as an executive officer of Power Integrations, unless the Board of Directors or the Compensation Committee determines otherwise. On October 21, 2008, the Compensation Committee permitted Mr. Roeschlein to benefit from the change of control provisions of his Executive Officer Benefits Agreement during the first year of continuous service to the company as an executive officer. Mr. Roeschlein will not benefit from the other provisions of his Executive Officer Benefits Agreement until completion of one year of continuous service as an executive officer of Power Integrations. Thus, to the extent the provisions described in this section do not relate to a change of control, they apply to Mr. Roeschlein starting on June 30, 2009.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a lump-sum cash payment equal to twelve months of his highest annual salary from Power Integrations plus targeted annual incentive bonus, acceleration of 100% of all his then-outstanding stock options, extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations health plans for twelve months at Power Integrations’ expense.

Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without “cause” or he resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a lump-sum cash payment equal to six months of the Officer’s highest annual salary from Power Integrations plus 50% of the Officer’s targeted annual incentive bonus (and for a senior executive, up to an additional six months of salary and 50% of bonus until such senior executive secures new employment, paid on a ratable monthly basis), vesting of 50% of then-unvested shares if the Officer is a new executive, or vesting of 100% of then unvested shares if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a lump-sum cash payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer’s highest annual salary plus 50% (100% in the case of Mr. Balakrishnan) of the Officer’s targeted annual incentive bonus, and continued medical and dental coverage under the Power Integrations’ health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power Integrations’ expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) and medical and dental benefits for him and his dependents at Power Integrations’ expense until he achieves the age of 65; thereafter, participation in the health plans would be at the Officer’s expense. Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

The post-termination exercise period for an Officer’s vested stock options granted prior to April 26, 2002 will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

Mr. Torres, Power Integrations’ former chief financial officer, ceased employment with Power Integrations on July 21, 2008. Pursuant to his Transition and Separation Agreement, dated July 23, 2008 and in exchange for a release of claims, Mr. Torres received severance benefits, including: (i) six (6) months base salary in effect as of

July 21, 2008, (ii) his targeted 2008 annual incentive bonus (prorated to July 21, 2008) and (iii) fifty percent (50%) of his targeted 2008 annual incentive bonus.

Pension Benefits

The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2008 for each named executive officer.

	Number of Years	Present Value of
Name	Credited Service	Accumulated Benefit

Balu Balakrishnan	20	$19,911
Bill Roeschlein(1)	—	—
Rafael Torres(2)	—	—
John Tomlin	7	$8,495
Bruce Renouard	7	$11,823
Derek Bell	8	$1,409

(1)	Mr. Roeschlein is not eligible for any benefits under his Executive Officer Benefits Agreement other than those relating to change of control until completion of one year of continuous service at Power Integrations.

(2)	Mr. Torres left employment of Power Integrations in July 2008, and was not eligible for pension benefits at December 31, 2008.

Only Mr. Balakrishnan is currently eligible to receive medical benefits upon retirement. For the other named executive officers, they will become eligible upon the earlier to occur of (a) age 50 with 15 years of service or (b) age 55 with 10 years of service. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

•	The discount rate for future payments was 5.50% as of 12/31/2008.

•	The assumed annual increase in health care costs is 10% as of 12/31/2008, with the annual increase lessening by 1/2% per year, to an ultimate rate of 5% in 2019.

•	25% of active participants are assumed to become eligible and elect coverage at retirement.

•	Retirement is assumed to take place at age 62, or at first eligibility if older.

•	2/3 of active employees are assumed to have eligible spouses who, at the employee’s retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

Potential Payments upon Retirement or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2008 (December 31, 2008), and the price per share of Power Integrations’ common stock is the closing price on the Nasdaq Global Select Market as of that date ($19.88). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

		Potential Payments Upon		Continuation of
		Involuntary Termination Other		Service Without
		Than for Cause or Voluntary		Termination After Change of Control
		Termination for Good Reason			Acquiring
		Not within	Within	Acquiring	Company
		18 Months	18 Months	Company	Does not
	Retirement	of a Change of	of a Change of	Assumes	Assume
Name/Type of Benefit	Benefits	Control(1)	Control(2)	Options(3)	Options(4)

Balu Balakrishnan
Cash Severance — Base Salary	—	$400,000	$400,000	—	—
Cash Severance — Bonus	—	$275,000	$275,000	—	—
Vesting Acceleration(5)	—	$5,625	$11,251	$5,625	$11,251
Extension of Option Term(6)	$6,423,797	—	$1,742,177	—	—
Continued Coverage of Employee
Benefits(7)	$199,068	$18,250	$18,250	—	—
Total Termination Benefits:(8)	$6,622,865	$698,875	$2,446,678	$5,625	$11,251
Bill Roeschlein
Cash Severance — Base Salary	—	—	$250,000	—	—
Cash Severance — Bonus	—	—	$80,000	—	—
Vesting Acceleration	—	—	—	—	—
Continued Coverage of Employee Benefits	—	—	—	—	—
Total Termination Benefits(8)	—	—	$330,000	—	—
John Tomlin
Cash Severance — Base Salary	—	$137,500	$275,000	—	—
Cash Severance — Bonus	—	$55,000	$110,000	—	—
Vesting Acceleration(5)	—	—	$2,533	$633	$2,533
Extension of Option Term(6)	—	—	$107,510	—	—
Continued Coverage of Employee
Benefits(7)	—	$7,710	$15,420	—	—
Total Termination Benefits:(8)	—	$200,210	$510,463	$633	$2,533

		Potential Payments Upon		Continuation of
		Involuntary Termination Other		Service Without
		Than for Cause or Voluntary		Termination After Change of Control
		Termination for Good Reason			Acquiring
		Not within	Within	Acquiring	Company
		18 Months	18 Months	Company	Does not
	Retirement	of a Change of	of a Change of	Assumes	Assume
Name/Type of Benefit	Benefits	Control(1)	Control(2)	Options(3)	Options(4)

Bruce Renouard
Cash Severance — Base Salary	—	$132,500	$265,000	—	—
Cash Severance — Bonus	—	$55,000	$110,000	—	—
Vesting Acceleration(5)	—	—	$2,533	$633	$2,533
Extension of Option Term(6)	—	—	$287,378	—	—
Continued Coverage of Employee
Benefits(7)	—	$3,690	$7,380	—	—
Total Termination Benefits(8)	—	$191,190	$672,291	$633	$2,533
Derek Bell
Cash Severance — Base Salary	—	$137,500	$275,000	—	—
Cash Severance — Bonus	—	$55,000	$110,000	—	—
Vesting Acceleration(5)	—	—	$2,533	$633	$2,533
Extension of Option Term(6)	—	—	$340,751	—	—
Continued Coverage of Employee
Benefits(7)	—	$7,710	$15,420	—	—
Total Termination Benefits:(8)		$200,210	$743,704	$633	$2,533

(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus plus 50% of all his then-unvested options plus twelve months medical and dental coverage; and with respect to all other named executive officers six months of salary plus 50% of targeted bonus plus six months of medical and dental coverage.

(2)	For termination within 18 months of a change in control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus, 100% acceleration of all his then-unvested options, and twelve months medical and dental coverage; for all others, six months salary plus 50% of targeted bonus, 100% of unvested options would vest upon a change of control for senior executives and 50% of unvested options would vest upon change of control for new executives, and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months salary and 50% bonus will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.

(3)	Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding options. With respect to Mr. Balakrishnan 50% of all his then-unvested options would vest; for all others, 25% of the unvested options would vest.

(4)	Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding options. With respect to Mr. Balakrishnan 100% of all his then-unvested options would vest; for all others, 50% of the unvested options would vest for a new executive and 100% for a senior executive.

(5)	Reflects the aggregate market value of unvested option grants. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $19.88, the closing price per share on the Nasdaq

Global Select Market at December 31, 2008, and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2008.

(6)	Reflects the aggregate market value of extensions of stock option exercise periods. The post-termination exercise period for an Officer’s vested stock options granted prior to April 26, 2002 will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes. Mr. Balakrishnan is eligible for an extension of his stock option exercise period for vested options to one year upon termination within 18 months of a change in control, or for the term of the option in the case of retirement. Officers, other than Mr. Balakrishnan, are eligible for an extension of their stock option exercise periods to one year upon a termination within 18 months of a change of control, and up to five years upon retirement (assuming such Officers are eligible to receive retirement benefits). The values of the extensions of the stock option exercise periods are computed by using the Black-Scholes-Merton model in accordance with SFAS No. 123(R) and calculating the difference between (i) the fair value of each applicable option with the extended option expiration date minus (ii) the fair value of each applicable option with the original option expiration date.

(7)	For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided. Calculated based upon the rates at December 31, 2008.

(8)	The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers’ respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2008, Power Integrations’ Compensation Committee consisted of Mr. Sharp, Mr. Kvamme and Mr. Brown. On January 27, 2009, as a result of the passing of Mr. Brown, Mr. Bickell was appointed to the Compensation Committee. None of the current members of the Compensation Committee nor Mr. Brown is or was an officer or employee of Power Integrations or its subsidiaries except for Mr. Sharp, who served as the chief executive officer of Power Integrations during its first year in 1988. None of Power Integrations’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions We did not conduct any transactions with related persons in fiscal 2008 that would require disclosure in this proxy or approval by the Audit Committee or another independent body of the Board.

Related Party Transactions Policies and Procedures Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflict of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of our Board. During fiscal 2008, we did not have any related party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding,” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact Investor Relations Department at 408-414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/  Bill Roeschlein
Bill Roeschlein
Secretary

April 27, 2009

A copy of Power Integrations’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available on our website, www.powerint.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Directions to Power Integrations, Inc. from San Jose Airport

1. Head southeast on Airport Blvd

2. Slight right to stay on Airport Blvd (signs for Departures A/Terminal C)

3. Slight right (signs for CA-87/US-101/Skyport Dr)

4. Slight right to merge onto CA-87 S/Guadalupe Pkwy toward Downtown

5. Take the exit onto I-280 S toward US-101

6. Take the exit onto US-101 S toward Los Angeles

7. Take the Hellyer Ave exit

8. Turn left at Hellyer Ave

5245 Hellyer Ave
San Jose, CA

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 8, 2009.
Vote by Internet
· Log on to the Internet and go to www.envisionreports.com/ POWI
· Follow the steps outlined on the secured website.
Vote by telephone
· Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors: Each to be elected to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified.
For Withhold For Withhold For Withhold
01 — Balu Balakrishnan 02 — Alan D. Bickell 03 — Nicholas E. Brathwaite
04 — James Fiebiger 05 — William George 06 — Balakrishnan S. Iyer
07 — E. Floyd Kvamme 08 — Steven J. Sharp
For Against Abstain
2. To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for the fiscal year ending December 31, 2009.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 U P X 0 2 1 9 7 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Power Integrations
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2009
The undersigned hereby appoints Balu Balakrishnan and Bill Roeschlein, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Power Integrations, Inc. to be held at 5245 Hellyer Avenue, San Jose, CA 95138 on Monday, June 8, 2009 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.